EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745 Erin Freeman, VP, Corporate Communications (949) 862-7624 Laura Oberhelman, Director, Media Relations (949) 255-6716

NEW CENTURY FINANCIAL CORPORATION REPORTS SECOND QUARTER 2006 RESULTS

- Board Declares Third Quarter Dividend of $1.85 per Share -

- Company Reaffirms 2006 Dividend Guidance of $7.30 per Share -

Irvine, Calif., August 3, 2006, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and parent company of one of the nation’s premier mortgage finance companies, today reported results for the three and six months ended June 30, 2006.

Second Quarter 2006 Results and Highlights

•	Earnings-per-share (EPS) of $1.81
•	REIT taxable income[1] per share of $1.40
•	Total mortgage loan production of $16.2 billion; total loan production for July 2006 of approximately $5.3 billion
•	Non-prime net operating margin increased to 1.01 percent
•	Non-prime loan acquisition costs (LAC) decreased to 1.51 percent
•	Prime/Alt-A platform achieved profitability
•	After-tax return on equity[2] was 19.8 percent
•	Board declared third quarter dividend of $1.85 per share
•	Reaffirmed 2006 dividend guidance of $7.30 per share
•	Chief Financial Officer Patti M. Dodge to transition to newly created executive role when successor is in place

“Our second quarter results are evidence of the strength and stability of our franchise,” said Brad A. Morrice, President and Chief Executive Officer. “We achieved the second highest quarterly loan production volume in our history, while substantially improving our operating margin over the first quarter in a challenging environment. As a result, our second quarter net earnings were $105.5 million, or $1.81 per share, an 11 percent increase in net earnings compared with the second quarter of 2005. These results are particularly impressive considering that we only sold or securitized 82 percent of the loans we originated in the second quarter, increasing loans held for sale by $3.0 billion. These loans are covered by forward sales commitments with premiums in excess of 102, so we expect to realize the related earnings in the third quarter.”

[1]	REIT taxable income is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of REIT taxable income to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.
[2]	See Schedule 2 attached to this press release for an explanation of the methodology used for calculating after-tax return on equity.

Mortgage Loan Portfolios

During the second quarter of 2006, the company completed $1.7 billion in securitizations structured as financings at the REIT level, including the company’s first Alt-A loan securitization of $0.5 billion and a $1.2 billion securitization of non-prime product. “The Alt-A transaction enhanced our secondary market execution and diversified our REIT portfolio of mortgage loans with a new asset class,” said Kevin M. Cloyd, President of NC Capital Corporation, the company’s secondary marketing subsidiary.

At June 30, 2006, the balance of the mortgage loan portfolio was $16.0 billion. The allowance for losses on loans held for investment was $209.9 million, representing 1.31 percent of the unpaid principal balance of the portfolio. This compares with 0.79 percent of the unpaid principal balance of the portfolio at June 30, 2005 and 1.30 percent of the portfolio at March 31, 2006. Delinquency rates as of June 30, 2006 in the company’s portfolio continue to be significantly lower than historical experience. The company’s 60-plus day delinquency rate as of June 30, 2006 was 4.61 percent compared with 4.50 percent in the previous quarter. The company’s 2005 and 2006 vintages are experiencing more normalized delinquency trends than the 2003 and 2004 vintages, which have performed exceptionally well when compared with historical experience. “We are comfortable with our current loan loss reserve levels, which take into consideration not only normal portfolio seasoning but also our higher cumulative loss expectations for the newer vintages,” said Patti M. Dodge, Executive Vice President and Chief Financial Officer.

REIT portfolio income declined to $52.0 million in the second quarter of 2006 compared with $83.3 million in the first quarter. REIT portfolio income was $79.2 million in the second quarter of 2005. The sequential decrease in REIT portfolio income is primarily the result of a lower return-on-assets (“ROA”) in the second quarter when compared to the first quarter. ROA declined to 1.49 percent in the second quarter from 2.34 percent in the first quarter as a result of a decrease in interest spread attributable to portfolio seasoning and the expected spread compression that comes with such seasoning. In addition, the company’s shift in 2006 to embedding swaps in its securitization transactions, which results in a more level yield over the life of the transaction, also led to a decrease in interest spread. Lower prepayment income, hedge re-balancing gains and income from hedge ineffectiveness and other derivative instruments also had a significant impact on ROA.

Mortgage Loan Production by Channel—Non-Prime, Prime and Alt-A

The company originates and purchases mortgage loans through two channels—Wholesale and Retail. The Wholesale channel originates and purchases mortgage loans through a network of independent mortgage brokers and correspondent lenders solicited by its Account Executives. The company’s Retail channel originates mortgage loans directly through its 246 branch offices and its central telemarketing unit, as well as through relationships that are referred or solicited through builders and realtors.

Total Mortgage Loan Production

Total mortgage loan production for the second quarter of 2006 was $16.2 billion, a 20 percent increase over the same period a year ago and a 21 percent increase over the first quarter of 2006. Excluding the prime and Alt-A loan origination platform that was acquired in the third quarter of 2005, second quarter loan production increased 5 percent year-over-year. For the quarter, the company’s Wholesale channel originated $13.8 billion of mortgage loans and the Retail channel originated $2.4 billion. “We are pleased with the second quarter’s strong loan production volume, which resulted from modest growth in our core non-prime product coupled with the addition of our Prime and Alt-A products,” said Mr. Morrice. “Additionally, we introduced a new credit grade during the quarter that serves borrowers with qualifications between Alt-A and non-prime. We believe this AAA credit grade is rapidly gaining acceptance in the market place.”

Total mortgage loan production for July 2006 was approximately $5.3 billion, including $4.6 billion of Wholesale mortgage loan production and $0.7 billion of Retail mortgage loan production. This compares with $4.6 billion for July 2005.

TRS Operating Results—Non-Prime

Gain-on-Sale

In the second quarter of 2006, the company sold $10.3 billion of non-prime loans, or 73 percent of the quarter’s non-prime production, at a gross premium of 2.31 percent and a net gain-on-sale of 2.10 percent. Second quarter net gain-on-sale increased by 43 basis points compared with 1.67 percent for the first quarter as a result of improved secondary market execution, which was primarily driven by a higher weighted average coupon on the company’s loans, a more favorable product mix and stronger secondary market appetite, partly offset by increases in swap rates that outpaced coupon growth. Additionally, second quarter net gain-on-sale included 9 basis points of unanticipated hedging gains.

Loan Acquisition Costs (LAC)

Second quarter 2006 LAC was 1.51 percent compared with 1.66 percent in the previous quarter. The 15 basis point decline was primarily a result of the operating expense component of LAC declining 17 basis points, slightly offset by a modest increase in the points and fees component.

“In the current environment, we believe it is becoming increasingly important to be a low-cost originator,” continued Ms. Dodge. “Our record low LAC of 1.51 percent is evidence of our ability to use our size and scale to increase efficiencies and leverage fixed costs, which we believe is a distinct competitive advantage. I’m pleased that during a quarter in which loan production increased 22 percent, our cost controls kept expense growth to only 11 percent compared with the first quarter of 2006.”

LAC is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of LAC to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 3 to this press release.

Net Operating Margin

The company’s net operating margin for its non-prime loans improved to 1.01 percent in the second quarter of 2006 from 50 basis points in the first quarter of 2006. “We are proud to have made such a significant improvement in our non-prime net operating margin this quarter,” said Ms. Dodge. “We will continue to focus on reducing our LAC, but expect our operating margins to be negatively impacted on a go-forward basis by as much as 10 basis points as a result of the recent Standard and Poor’s ABS model changes.”

TRS Operating Results—Prime and Alt-A

In the second quarter of 2006, the company closed $2.1 billion in loans through its prime and Alt-A mortgage loan origination platform and acted as a broker for an additional $0.2 billion to third parties. The company has provided the gain-on-sale, LAC and net operating margin of these operations in tables set forth later in this press release.

“Consistent with our projections, our prime and Alt-A business became profitable in the second quarter and reported a net operating margin of 53 basis points,” said Mr. Morrice. “This quarter’s net operating margin was higher than we anticipated as a result of hedging gains and pair-off fees. A more typical net operating margin for our prime and Alt-A platform is expected to be in the range of 15 to 20 basis points.”

Stock Repurchase Program

The company repurchased 551,800 shares of its common stock during the second quarter of 2006 at an average price of $45.56 per share for an aggregate amount of $25.1 million. Under its current stock repurchase program, the company has repurchased more than 1.4 million shares of its common stock in the aggregate, at an average price of $38.17 per share. The company has authority to repurchase an additional 3.6 million shares under the current program.

Future stock repurchases may be made on the open market or through block trades in accordance with applicable laws. The number of shares to be purchased and the timing of the purchases will be based upon the level of the company’s cash balances, general business conditions and other factors including alternative investment opportunities. The company reserves the right to terminate, reduce or increase the size of the stock repurchase program at any time.

Dividend

The company’s Board of Directors declared a $1.85 per share dividend on its common stock for the third quarter of 2006. This dividend reflects a $0.05 per share increase from the prior quarter and is the seventh consecutive increase in the dividend since the company elected to become a REIT in the fourth quarter of 2004. The third quarter dividend will be paid on October 31, 2006 to stockholders of record at the close of business on September 29, 2006 and the ex-dividend date is September 27, 2006. The declaration of any future dividends will be subject to the company’s earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

“The earnings from the current REIT portfolio, plus an estimated $1.88 per share carry-over of REIT taxable income from 2005, coupled with additions to the REIT portfolio and potential TRS contributions, gives us confidence that we will achieve our 2006 dividend guidance of $7.30 per share,” said Mr. Morrice.

Outlook

“Our year-to-date results reflect the benefits of our combined REIT portfolio and TRS operations model, solid execution of our business plan and the overall strength and stability of our franchise. Looking forward, we feel that the environment will continue to favor mortgage lenders like New Century that have significant operating scale and low expense structures. As a result, we have continued confidence in our ability to deliver strong future performance and create per share value for our stockholders,” said Mr. Morrice.

Chief Financial Officer Transition

Ms. Dodge has decided to transition from Chief Financial Officer to a newly created role, primarily focused on investor communications. In her new capacity, Ms. Dodge will focus on transforming the Investor Relations function to a more strategic role in order to more effectively increase shareholder value. She will continue to report to Mr. Morrice and the Investor Relations department will continue to report to her. She will remain an Executive Vice President of the company and a member of the executive management team, maintaining a key role in the strategic business decisions of the company. The company has retained an executive search firm and a nationwide search for her successor is currently underway. Ms. Dodge will continue in her current role until her successor is in place.

“Patti is a key member of our executive management team and we are pleased that she will continue to contribute her financial expertise and strategic thinking in this new capacity,” said Mr. Morrice. “We are also enthusiastic about the opportunity to both strengthen our Investor Relations function and expand our overall management team. We expect the transition between chief financial officers to be seamless.”

Results Conference Call and Webcast Information

The company will host a conference call today at 8:00 a.m. PDT to discuss its second quarter 2006 results. To participate on the call, dial (866) 203-3206 or (617) 213-8848 and use passcode 39890835. The accompanying slide presentation will be available on the Investor Relations section of the company’s Web site at www.ncen.com before the call under “Second Quarter 2006 Earnings Event.” A replay of the call will be available from 12:00 p.m. PDT on August 3, 2006 through 12:00 p.m. PDT on August 10, 2006. The replay number is (888) 286-8010 or (617) 801-6888 and the passcode is 35115710. Additionally, the call will be webcast live and archived on the Investor Relations section of the company’s Web site at www.ncen.com.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier mortgage finance companies, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of June 30, 2006, New Century originated loans through 246 sales offices operating in 35 states and 33 regional processing centers operating in 19 states and employed approximately 7,100 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) the company’s expectation that it will receive in the third quarter of 2006 the earnings from the sale of loans currently held for sale that were originated in the second quarter 2006; (ii) the company’s cumulative loss expectations for its mortgage loan portfolio; (iii) the company’s intention that it will continue to focus on its loan acquisition costs (LAC); (iv) the company’s expectation that its operating margins will be negatively impacted on a go-forward basis by as much as 10 basis points as a result of the recent Standard and Poor’s ABS model changes; (v) the company’s projection that a typical net operating margin for its prime and Alt-A platform is 15 to 20 basis points; (vi) the company’s expectation that future stock repurchases may be made on the open market, through block trades or in privately negotiated transactions; (vii) the company’s expectation that the number of shares to be purchased and the timing of future purchases will be based on the level of the company’s cash balances, general business conditions and other factors including alternative investment opportunities; (viii) the company’s right to terminate, reduce or increase the size of the stock purchase program at any time; (ix) the company’s expectation that its third quarter dividend will be paid in the amount of $1.85 per share on October 31, 2006 to stockholders of record at the close of business on September 29, 2006; (x) the company’s expectation that the declaration of any future dividends will be subject to the company’s earnings, financial position, capital requirements, contractual restrictions and other relevant factors; (xi) the company’s belief that the earnings from its current REIT portfolio, plus an estimated $1.88 per share carry-over of REIT taxable income from 2005, coupled with additions to the REIT portfolio and potential TRS contributions, gives the company confidence that it will achieve its 2006 dividend guidance of $7.30 per share; (xii) the company’s expectation that the environment will continue to favor mortgage lenders like the company that have significant operating scale and low expense structures; (xiii) the company’s belief that it will be able to deliver strong future performance and create per share value for its stockholders; and (xiv) the company’s expectation that the transition between chief financial officers will be seamless. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the impact of more vigorous and aggressive enforcement actions by federal or state regulators; (viii) the company’s ability to grow its loan portfolio; (ix) the company’s ability to continue to maintain low loan acquisition costs; (x) the potential effect of new state or federal laws and regulations; (xi) the company’s ability to maintain adequate credit facilities to finance its business; (xii) the outcome of litigation or regulatory actions pending against the company; (xiii) the company’s ability to adequately hedge its residual values, cash flows and fair values; (xiv) the accuracy of the assumptions regarding the company’s repurchase allowance and residual valuations, prepayment speeds and loan loss allowance; (xv) the assumptions underlying the company’s risk management practices; (xvi) the ability of the servicing platform to maintain high performance standards; and (xvii) the execution of its forward loan sales commitments. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

NEW CENTURY FINANCIAL CORPORATION

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005(1)	2006	2005(1)
	(Dollars in thousands, except per share data)
Interest income	$501,114	$420,861	$964,116	$751,932
Interest expense	(361,111)	(218,555)	(644,324)	(380,636)

Net interest income	140,003	202,306	319,792	371,296
Provision for losses on mortgage loans	(32,325)	(36,875)	(60,150)	(67,113)

Net interest income after provision for losses	107,678	165,431	259,642	304,183
Other operating income:
Gain-on-sale of mortgage loans	195,160	110,604	324,687	233,556
Servicing income	14,012	6,631	29,654	13,353
Other income(2)	24,961	3,398	39,592	7,271

Total other operating income	234,133	120,633	393,933	254,180
Operating expenses:
Personnel	126,922	119,961	243,643	231,683
General and administrative	55,113	42,324	112,588	84,099
Advertising and promotion	13,851	20,711	26,554	40,543
Professional services	11,103	9,677	20,293	17,483

Total operating expenses	206,989	192,673	403,078	373,808

Earnings before income taxes	134,822	93,391	250,497	184,555
Income taxes	29,279	(1,688)	41,219	4,716

Net earnings	105,543	95,079	209,278	179,839
Dividends paid on preferred stock	2,567	285	5,133	285

Net earnings available to common stockholders	$102,976	$94,794	$204,145	$179,554

Basic earnings-per-share	$1.85	$1.71	$3.67	$3.26
Diluted earnings-per-share	$1.81	$1.65	$3.59	$3.13
Basic weighted average shares outstanding	55,785	55,376	55,653	55,079
Diluted weighted average shares outstanding	56,936	57,396	56,816	57,332

(1)	Certain amounts from the prior year’s presentation have been reclassified to conform to the current year’s presentation.
(2)	For the quarter ended June 30, 2006, other income consisted primarily of $4.1 million related to hedge ineffectiveness, $17.7 million related to rebalancing gains, and $3.2 million related to the company’s investment in Carrington Investment Partners, LP and Carrington Capital Management, LLC (collectively, “Carrington”). For the quarter ended June 30, 2005, other income consisted primarily of $2.2 million related to the company’s investment in Carrington. For the six months ended June 30, 2006, other income consisted primarily of $9.0 million related to hedge ineffectiveness, $24.2 million related to rebalancing gains and $6.3 million related to the company’s investment in Carrington. For the six months ended June 30, 2005, other income consisted primarily of $4.8 million related to the company’s investment in Carrington.

Unaudited Condensed Consolidated Balance Sheet Data

	June 30, 2006	December 31, 2005	June 30, 2005
	(in thousands, except per share data)
Cash and cash equivalents(1)	$364,232	$503,723	$569,153
Restricted cash	733,816	726,697	736,259
Mortgage loans held for sale, net	9,303,086	7,825,175	5,989,211
Mortgage loans held for investment, net	15,905,636	16,143,865	18,482,990
Residual interests in securitizations	209,335	234,930	145,563
Other assets	809,294	712,700	508,804

Total assets	$27,325,399	$26,147,090	$26,431,980

Credit facilities on mortgage loans held for sale	$8,786,300	$7,439,685	$5,627,207
Financing on mortgage loans held for investment, net	15,794,335	16,045,459	18,343,545
Convertible senior notes, net	—	4,943	4,919
Other liabilities	606,459	547,303	455,255
Total stockholders’ equity	2,138,305	2,109,700	2,001,054

Total liabilities and stockholders’ equity	$27,325,399	$26,147,090	$26,431,980

Book value per share (diluted)(2)	$35.65	$35.17	$34.95

(1)	Cash and liquidity, which includes available borrowing capacity, was $409.4 million ($166.0 million at the REIT, $243.4 million at the TRS) at June 30, 2006, $530.4 million ($306.2 million at the REIT, $224.2 million at the TRS) at December 31, 2005 and $750.9 million ($408.2 million at the REIT, $342.7 million at the TRS) at June 30, 2005.
(2)	Book-value-per-share is calculated using the period-end total common equity plus convertible debt, excluding preferred equity, and dividing by the quarters’ fully-diluted share count.

REIT Mortgage Loan Portfolio Vintage Data at June 30, 2006

	2006(1)	2005	2004	2003	Total
	(in thousands)
Initial collateral pool	$3,393,531	$10,961,957	$8,431,735	$1,137,894	$23,925,117
Current collateral pool	$3,303,455	$7,180,094	$3,391,438	$208,313	$14,083,300
Delinquency (60+ days)	0.49%	5.30%	6.30%	15.37%	4.62%
Cumulative losses-to-date	0.01%	0.10%	0.27%	0.65%	0.17%
Projected cumulative losses over life	3.30%	2.83%	2.26%	1.50%	2.64%
Weighted average life in years	2.33	2.02	1.97	1.84	2.03
Weighted average FICO score	642	627	632	599	631

(1)	The 2006 data include the impact of the $0.3 billion second lien only securitization executed in the first quarter.

TRS Mortgage Loan Portfolio Vintage Data at June 30, 2006

	2004	2003	Total
	(in thousands)
Initial collateral pool	$1,679,397	$3,808,887	$5,488,284
Current collateral pool	$957,161	$964,742	$1,921,903
Delinquency (60+ days)	2.70%	6.34%	4.56%
Cumulative losses-to-date	0.13%	0.44%	0.35%
Projected cumulative losses over life	1.50%	1.04%	1.22%
Weighted average life in years	3.17	2.54	2.75
Weighted average FICO score	672	657	664

REIT Portfolio Net Interest Spread GAAP Basis

	2Q05	3Q05	4Q05	1Q06	2Q06
Average portfolio balance (in thousands)	14,280,206	15,841,831	15,129,417	14,246,700	13,955,507
Interest spread(1)	3.76%	3.18%	2.67%	2.26%	2.11%
Prepayment penalty income	0.45%	0.62%	0.74%	0.62%	0.57%
Hedge rebalancing gains(2)	0.04%	0.07%	0.67%	0.85%	0.51%
Annual losses	-1.02%	-0.97%	-0.92%	-0.81%	-0.88%
Amortization of capitalized costs	-0.48%	-0.52%	-0.48%	-0.55%	-0.54%
Servicing costs / fees	-0.46%	0.18%	-0.26%	-0.25%	-0.28%
Other REIT income, net of expenses(3)	-0.07%	0.08%	-0.04%	0.22%	0.00%

REIT net income (ROA)	2.22%	2.64%	2.38%	2.34%	1.49%

(1)	Interest spread consists of interest income less interest expense plus or minus hedging activities.
(2)	Hedge rebalancing gains represent gains recorded in connection with the disposition of certain hedge positions related to rebalancing of notional amounts.
(3)	Other REIT income, net consists primarily of hedge ineffectiveness, mark-to-market adjustments of certain derivative instruments not designated as hedges and inter-company charges and allocations.

REIT Portfolio Net Interest Spread Tax Basis

	2Q06	YTD2006
Average portfolio balance (in thousands)	$13,955,507	$14,101,104
Interest spread(1)	2.11%	2.17%
Prepayment penalty income	0.57%	0.69%
Hedge rebalancing gains(2)	0.51%	0.60%
Annual losses(3)	-0.50%	-0.39%
Amortization of capitalized costs(4)	-0.69%	-0.69%
Servicing costs / fees	-0.28%	-0.26%
Other REIT income, net of expenses(5)	0.60%	0.49%

Reit income	2.32%	2.61%

Reit income (in thousands)	$81,021	$184,082
REIT earnings-per-share(6)	$1.40	$3.18

(1)	Interest spread consists of interest income less interest expense plus or minus hedging activities.
(2)	Hedge rebalancing gains represent gains recorded in connection with the disposition of certain hedge positions related to rebalancing of notional amounts.
(3)	Losses on a tax basis are equal to actual cash losses of $17.6 million and $27.3 million for the second quarter of 2006 and year-to-date 2006, respectively.
(4)	Amortization of capitalized costs on a tax basis includes additional amortization of premiums paid by the REIT to the TRS for mortgage loans.
(5)	Other REIT income, net consists primarily of hedge ineffectiveness, mark-to-market adjustments of certain derivative instruments not designated as hedges and inter-company charges and allocations.
(6)	Calculated as REIT income, less preferred dividends of $2.6 million and $5.1 million for the second quarter of 2006 and year-to-date 2006, respectively, divided by 56 million shares of common stock outstanding.

Roll-Forward of Loan Loss Allowance

	Three Months Ended June 30,
	2006			2005
	REIT	TRS	Total	REIT	TRS	Total
	(in thousands)
Beginning balance	$186,022	23,782	209,804	$82,001	35,494	117,495
Additions	30,675	1,650	32,325	36,550	325	36,875
Charge-offs, net(1)	(26,885)	(5,355)	(32,240)	(5,500)	(3,305)	(8,805)

	$189,812	20,077	209,889	113,051	32,514	145,565

	Six Months Ended June 30,
	2006			2005
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$170,309	27,822	198,131	$54,444	35,783	90,227
Additions	59,700	450	60,150	65,701	1,412	67,113
Charge-offs, net(1)	(40,197)	(8,195)	(48,392)	(7,094)	(4,681)	(11,775)

	189,812	20,077	209,889	113,051	32,514	145,565

(1)	Charge-offs include certain losses that are not tax-deductible in the current period

Mortgage Loan Production Data

	Three Months Ended June 30,
	2006				2005
	Wholesale	Retail	Total	%	Wholesale	Retail	Total	%
	(in thousands)
Non-Prime	13,006,175	1,063,105	14,069,280	86.9	12,131,216	1,312,954	13,444,170	100.0
Prime & Alt-A	834,767	1,287,618	2,122,385	13.1	—	—	—	—

Total	13,840,942	2,350,723	16,191,665	100.0	12,131,216	1,312,954	13,444,170	100.0

Fixed rate:
15 - 30 year	2,648,514	1,122,110	3,770,624	23.3	2,470,731	562,267	3,032,998	22.6
Interest-only	219,142	168,361	387,503	2.4	—	—	—	—
40-year	682,062	248,203	930,265	5.7	—	—	—	—

	3,549,718	1,538,674	5,088,392	31.4	2,470,731	562,267	3,032,998	22.6
Adjustable rate (ARM):
Hybrid - 30-year(1)	2,872,177	250,679	3,122,856	19.3	4,821,767	510,107	5,331,874	39.6
Interest-only	2,366,085	175,740	2,541,825	15.7	4,838,718	240,580	5,079,298	37.8
Hybrid - 40-year(1)	5,048,706	371,013	5,419,719	33.5	—	—	—	—
HELOC	4,256	14,617	18,873	0.1	—	—	—	—

	10,291,224	812,049	11,103,273	68.6	9,660,485	750,687	10,411,172	77.4
Total	13,840,942	2,350,723	16,191,665	100.0	12,131,216	1,312,954	13,444,170	100.0

Refinance	7,600,443	1,238,625	8,839,068	54.6	6,610,922	1,230,550	7,841,472	58.3
Purchase	6,240,499	1,112,098	7,352,597	45.4	5,520,294	82,404	5,602,698	41.7

Total	13,840,942	2,350,723	16,191,665	100.0	12,131,216	1,312,954	13,444,170	100.0

Weighted average interest rates:
Fixed-rate	8.6%	7.2%	8.2%		8.0%	6.9%	7.8%
ARMs—initial rate	8.3%	7.7%	8.3%		7.1%	7.2%	7.1%
ARMs—margin over index	6.1%	5.2%	6.1%		5.7%	5.8%	5.7%

(1)	Majority of hybrid product has a fixed rate for 2 or 3 years.

Mortgage Loan Production Data

	Six Months Ended June 30,
	2006				2005
	Wholesale	Retail	Total	%	Wholesale	Retail	Total	%
	(in thousands)
Non-Prime	23,619,807	1,990,529	25,610,336	86.5	21,204,705	2,491,032	23,695,737	100.0
Prime & Alt-A	1,581,758	2,418,663	4,000,421	13.5	—	—	—	—

Total	25,201,565	4,409,192	29,610,757	100.0	21,204,705	2,491,032	23,695,737	100.0

Fixed rate:
15 - 30-year	4,636,482	2,078,446	6,714,928	22.7	4,278,722	1,080,855	5,359,577	22.6
Interest-only	413,808	368,247	782,055	2.6	—	—	—	—
40-year	1,097,918	377,356	1,475,274	5.0	—	—	—	—

	6,148,208	2,824,049	8,972,257	30.3	4,278,722	1,080,855	5,359,577	22.6
Adjustable rate (ARM):
Hybrid - 30-year(1)	5,749,257	532,460	6,281,717	21.2	9,485,690	1,029,603	10,515,293	44.4
Interest-only	3,881,838	286,712	4,168,550	14.1	7,440,293	380,574	7,820,867	33.0
Hybrid - 40-year(1)	9,413,133	741,212	10,154,345	34.3	—	—	—	—
HELOC	9,129	24,759	33,888	0.1	—	—	—	—

	19,053,357	1,585,143	20,638,500	69.7	16,925,983	1,410,177	18,336,160	77.4
Total	25,201,565	4,409,192	29,610,757	100.0	21,204,705	2,491,032	23,695,737	100.0

Refinance	13,986,375	2,367,514	16,353,889	55.2	12,106,915	2,362,167	14,469,082	61.1
Purchase	11,215,190	2,041,678	13,256,868	44.8	9,097,790	128,865	9,226,655	38.9

Total	25,201,565	4,409,192	29,610,757	100.0	21,204,705	2,491,032	23,695,737	100.0

Weighted average interest rates:
Fixed-rate	8.6%	7.1%	8.1%		7.9%	6.9%	7.7%
ARMs—initial rate	8.3%	7.7%	8.3%		7.1%	7.2%	7.1%
ARMs—margin over index	6.1%	5.3%	6.1%		5.7%	5.8%	5.7%

(1)	Majority of hybrid product has a fixed rate for 2 or 3 years.

Credit Quality of Mortgage Loan Production

	Three Months Ended June 30, 2006					Three Months Ended June 30, 2005
Risk Grades	Loan Production	Non- Prime %	Total %	Wtd. Avg. LTV(1) Ratio	FICO Score	Loan Production	Non- Prime %	Total %	Wtd. Avg. LTV(1) Ratio	FICO Score
	(in thousands)					(in thousands)
AAA	$1,286,952	9.1	8.0	83.0	693	—	—	—	N/A	N/A
AA	9,703,929	69.0	59.9	82.7	629	10,902,082	81.1	81.1	82.7	643
A +	1,357,705	9.7	8.4	80.4	592	1,235,948	9.2	9.2	79.6	599
A -	828,399	5.9	5.1	77.5	573	621,433	4.6	4.6	76.3	574
B	480,849	3.4	3.0	74.8	561	339,176	2.5	2.5	73.9	563
C/C -	411,446	2.9	2.5	67.9	554	284,857	2.1	2.1	67.5	556

Subtotal	$14,069,280	100.0	86.9	81.5	623	13,383,496	99.5	99.5	81.5	632
Commercial Lending	—	—	—	N/A	N/A	60,674	0.5	0.5	N/A	N/A
Prime and Alt-A	2,122,385	—	13.1	78.3	707	—	—	—	N/A	N/A

Total	$16,191,665	100.0	100.0	81.1	634	13,444,170	100.0	100.0	81.5	632

(1)	Weighted average loan to value ratio (LTV) is the LTV of the first lien mortgages and combined LTV of the second lien mortgages.

TRS Net Operating Margin (Non-Prime)

		2Q06	1Q06	4Q05	3Q05	2Q05
Gain-on-sale before hedging activities	%	2.01	1.60	1.62	2.00	2.33
Hedging activities(1)		0.09	0.07	0.09	0.05	(0.05)

Net gain-on-sale		2.10	1.67	1.71	2.05	2.28
Net interest carry during holding period(2)		0.42	0.49	0.46	0.38	0.45
Loan acquisition costs(3)		(1.51)	(1.66)	(1.65)	(1.82)	(1.89)

Net operating margin	%	1.01	0.50	0.52	0.61	0.84

(1)	Includes mark-to-market of derivative instruments used to hedge the fair value of mortgage loans held for sale such as forward-sale commitments and Euro Dollar futures contracts.
(2)	Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period.
(3)	LAC is a non-GAAP financial measure; reconciliation of LAC to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 3 to this press release.

TRS Net Operating Margin (Prime and Alt-A)

	2Q06	1Q06
Gain-on-sale before hedging activities(1)	1.16%	0.72
Hedging activities(2)	0.16	0.19

Net gain-on-sale	1.32	0.91
Net interest carry during holding period(3)	0.12	0.19
Loan acquisition costs(4)	(0.91)	(1.19)

Net operating margin	0.53%	(0.09)

(1)	Includes pair-off fees and volume incentive premiums, which represent 54 basis points of gain-on-sale.
(2)	Includes mark-to-market of derivative instruments used to hedge the fair value of mortgage loans held for sale such as forward-sale commitments and interest rate lock commitments.
(3)	Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period.
(4)	LAC is a non-GAAP financial measure; reconciliation of LAC to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 3 to this press release.

Loan Acquisition Costs (Non-Prime)

	2Q06	1Q06	4Q05	3Q05	2Q05
Points and fees:
Wholesale	(0.26)%	(0.25)%	(0.36)%	(0.62)%	(0.59)%
Retail	3.63%	3.58%	3.42%	3.24%	3.26%

Net points and fees	0.00%	0.02%	(0.06)%	(0.29)%	(0.22)%
Overhead:
Fixed	(1.15)%	(1.33)%	(1.20)%	(1.13)%	(1.28)%
Variable(1)	(0.36)%	(0.35)%	(0.39)%	(0.40)%	(0.39)%

Total overhead	(1.51)%	(1.68)%	(1.59)%	(1.53)%	(1.67)%

Loan acquisition costs	(1.51)%	(1.66)%	(1.65)%	(1.82)%	(1.89)%

(1)	Variable costs consist primarily of bonuses and commissions.

Loan Acquisition Costs (Prime and Alt-A)

	2Q06	1Q06
Net points and fees	1.16%	1.20%
Overhead:
Fixed	(1.29)%	(1.61)%
Variable(1)	(0.78)%	(0.78)%

Total overhead	(2.07)%	(2.39)%
Loan acquisition costs	(0.91)%	(1.19)%

(1)	Variable costs consist primarily of bonuses and commissions.

Secondary Market Transactions

	Three Months Ended June 30,				Six Months Ended June 30,
	2006		2005		2006		2005
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
	(in thousands)
Non-prime whole loan sales	$9,856,143	74.6%	$5,933,841	46.0%	$20,976,871	74.3%	$12,385,139	55.3%
Prime and Alt-A whole loan sales	1,220,260	9.3%	—	0.0%	3,340,060	11.8%	—	0.0%
Securitizations structured as sales	—	0.0%	989,221	7.7%	—	0.0%	989,221	4.4%

Total premium sales	11,076,403	83.9%	6,923,062	53.7%	24,316,931	86.2%	13,374,360	59.7%
Discounted whole loan sales(1)	415,077	3.1%	80,878	0.6%	506,444	1.8%	146,444	0.7%

Total sales	11,491,480	87.0%	7,003,940	54.3%	24,823,375	88.0%	13,520,804	60.4%
Securitizations structured as financings	1,714,853	13.0%	5,890,404	45.7%	3,393,531	12.0%	8,881,728	39.6%

Total secondary market transactions	$13,206,333	100.0%	$12,894,344	100.0%	$28,216,906	100.0%	$22,402,532	100.0%

Total secondary market transactions as a % of current period production	81.6%		95.9%		95.3%		94.5%

(1)	Discounted whole loan sales have increased in 2006 over 2005 as a result of a $325 million sale of second lien collateral in the second quarter of 2006. There was no such sale in 2005.

Gain-on-Sale of Mortgage Loans

	Three Months Ended June 30,				Six Months Ended June 30,
	2006		2005		2006		2005
	$	% Gain	$	% Gain	$	% Gain	$	% Gain
	(in thousands)
Whole loan sales—non-prime(1)	$229,796		$123,721		$422,599		$312,950
Securitizations structured as sales	—		12,534		—		12,534
Mortgage servicing rights	6,796		28,255		7,502		35,419

	$236,592	2.40%	$164,510	2.38%	$430,101	2.05%	$360,903	2.70%
Loss on loans sold at a discount	(20,745)		(4,475)		(26,738)		(5,775)

Net execution—non-prime operations	$215,847	2.10%	$160,035	2.28%	$403,363	1.88%	$355,128	2.63%
Whole loan sales—prime and Alt-A(1)	16,124	1.32%	—		35,795	1.07%	—
Premiums paid to acquire loans(2)	(52,852)		(53,614)		(106,256)		(126,835)
Hedge gain(3)	6,754		—		14,986		—
Fair value adjustment(4)	(6,684)		(3,089)		(38,762)		(4,419)
Net deferred origination fees(5)	15,971		7,272		15,561		9,682

Net gain-on-sale	$195,160		$110,604		$324,687		$233,556

(1)	Includes mark-to-market of derivative instruments used to hedge the fair value of mortgage loans held for sale.
(2)	Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period.
(3)	Hedge gain represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to residual interests and other hedging activities.
(4)	Fair value adjustment in 2006 is based on a revision in estimated cash flows, primarily as a result of prepayment speeds exceeding the company’s expectations.
(5)	Net deferred origination fees include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold.

Servicing Portfolio

	June 30, 2006	March 31, 2006
	(in thousands)
Mortgage loans held for investment	$15,136,993	$15,226,238
Mortgage loans held for sale	9,275,993	5,987,198
Interim servicing	10,147,455	9,458,288
Servicing rights owned	6,463,787	6,126,881

Total	$41,024,228	$36,798,605

At June 30, 2006, the servicing portfolio excluded approximately $800 million of mortgage loans held for investment and approximately $27 million of mortgage loans held for sale serviced by a third party. At March 31, 2006, the servicing portfolio excluded approximately $900 million of mortgage loans held for investment and approximately $400 million of mortgage loans held for sale serviced by a third party.

Schedule 1

GAAP Reconciliation of REIT Taxable Income

	2Q06	YTD06
	(in thousands)
Consolidated pre-tax income	$134,822	$250,497
Add (subtract):
TRS income	(82,869)	(115,238)
Loss provision	30,675	59,700
Actual losses(1)	(17,643)	(27,296)
Net increase to taxable income from inter-company loan sales and other transactions	16,036	16,419

REIT taxable income	$81,021	$184,082

(1)	Actual losses on a tax basis represent cash losses.

REIT taxable income is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is consolidated pre-tax income as reflected in the income statement. The company believes that the presentation of REIT taxable income provides useful information to investors due to the specific distribution requirements to report and pay common share dividends in an amount at least equal to 90 percent of REIT taxable income each year, or elect to carry the obligation to make those payments into the next fiscal year pursuant to elections allowed under the Internal Revenue Code of 1986, as amended. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

Schedule 2

Quarterly return on equity is calculated by dividing the annualized consolidated net income for the most recent quarter by the average stockholders’ equity for the quarter using a simple average of beginning and ending balances for the quarter. The company believes this measure provides useful information concerning its efficiency at earning a profit on its stockholders’ equity. Return on equity is not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies.

Schedule 3

GAAP Reconciliation of Loan Acquisition Costs (Operating Expense Component)

	2Q06	1Q06	4Q05	3Q05	2Q05
	(in thousands)
Total operating expenses	$206,989	$196,089	$219,018	$233,639	$192,673
Add / subtract:
Prime and Alt-A expense	(47,306)	(47,534)	(52,476)	(21,244)	—
Servicing division expense	(15,140)	(14,309)	(15,118)	(11,787)	(10,749)
Excluded expenses(1)	(3,100)	(17,007)	(15,887)	(19,494)	(18,150)
Direct origination costs classified as a reduction in gain-on-sale and or capitalized in securitization	70,100	75,700	73,400	60,200	60,900

Loan acquisition costs—overhead component	$211,543	$192,939	$208,937	$241,314	$224,674
Divided by: quarterly volume (excludes prime and Alt-A)	$14,010,368	$11,465,893	$13,171,734	$15,823,462	$13,444,170
Loan acquisition costs overhead as a % of loan prod.	1.51%	1.68%	1.59%	1.53%	1.67%

Prime and Alt-A expense	47,306	47,534
Excluded expenses(2)	(2,176)	(783)

Loan acquisition costs—overhead component	$45,130	$46,751
Divided by: quarterly volume (Prime and Alt-A)	$2,184,555	$1,953,199
Loan acquisition costs overhead as a % of loan prod.	2.07%	2.39%

(1)	Excluded expenses consist of profit-based compensation, commercial lending overhead, and certain professional fees.
(2)	Excluded expenses consist of profit-based compensation.

The reconciliation in the table above illustrates the differences between overhead included in LAC and overhead reflected in the income statement. The reconciliation does not address net points and fees because those items are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

LAC is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total operating expenses as reflected in the income statement. The company believes that the presentation of LAC provides useful information to investors regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do using the most directly comparable GAAP measure. Management uses LAC data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

# # #